                                                                    EXHIBIT 99.1

CITIZENS BANKING CORPORATION
328 S. Saginaw Street
Flint, Michigan 48502-1943
(810) 766-7500

                                                           FOR IMMEDIATE RELEASE

[CITIZENS LOGO]                                                    July 11, 2003


                          CITIZENS BANKING CORPORATION
                        ANNOUNCES SECOND QUARTER RESULTS

FLINT, MICHIGAN --- Citizens Banking Corporation announced net income of $13,214,000 or $0.30 per diluted share for the three months ended June 30, 2003, compared to net income of $25,339,000 or $0.56 per diluted share in the same quarter of 2002 and net income of $15,058,000 or $0.34 per share in the first quarter of 2003. Returns on average assets and average equity during the second quarter were 0.68% and 8.29%, respectively, compared with 1.35% and 14.48% in the second quarter of 2002. For the six months ended June 30, 2003, net income was $28,272,000 or $0.65 per diluted share, compared to $49,442,000 or $1.09 per diluted share for the same period of 2002.

"As a result of the continued economic slowness and the fraud related losses we experienced in the fourth and first quarters, we conducted a thorough review of our commercial loan portfolio which has included collateral field audits and an in-depth risk rating review. As expected, commercial loan charge-offs for this quarter were lower than those of last quarter. We have taken provision expense in excess of the reduced charge-off level as a result of this risk rating review and the continued application of our enhanced internal risk rating process. Based on this review, our new credit processes and credit administration procedures, we now expect charge-offs and loan loss provision in the third and fourth quarters to be less than $12 million per quarter," stated William R. Hartman, chairman, president and CEO.

Preliminary analysis of the collateral field audits which were initiated in late March have created numerous opportunities with our customers to clarify borrowing base requirements and to improve their internal reporting capabilities. Analyzed results have not uncovered any further instances of fraudulent reporting. However, Citizens has, in several situations, chosen to exit a lending relationship with a client, principally due to their unwillingness to amend or upgrade internal reporting. Citizens expects to complete the analysis of these 162 field examinations within the third quarter. Regular audits of receivable and inventory collateral will remain a standard practice going forward.

The second quarter provision for loan losses of $25.7 million represented a 35.1% increase over the first quarter of 2003, and resulted from risk rating downgrades in the commercial portfolio which drove additional formula reserves. In addition to the collateral field audits, Citizens conducted a review of higher risk "pass" rated credits to confirm risk ratings of these loans. As a result of this review and our enhanced risk rating process, Citizens downgraded approximately $348 million of commercial loans resulting in additional provision requirements of $18.5 million this quarter. "We believe these initiatives conservatively position us to deal with the protracted impact of the economy upon the financial performance of our commercial customers," Hartman commented.

KEY ACTIONS IN THE QUARTER:
- Citizens Bank Wealth Management, N.A. formed strategic alliances with SEI Investments and EnvestnetPMC, Inc. in May. These alliances will expand product offerings and provide upgraded systems and technology in the wealth management line of business. "The new alliances will expand our comprehensive wealth management capabilities and allow us to be the premier provider of investment products and services in our markets while improving the efficiency of our wealth management line of business," explained Hartman.

- Citizens' home equity line of credit campaign yielded favorable results with over 3,500 new accounts being opened with balances in excess of $105 million. Overall home equity loans have increased 24% or approximately $120 million over the comparable quarter in 2002.

- Citizens issued approximately $25 million of floating rate, 30 year trust preferred securities, initially set at 4.16%. These trust preferred securities qualify as Tier 1 regulatory capital and will improve Citizens' Tier 1, total capital and leverage capital ratios.

- Citizens' new checking campaign, "Perfect Fit", is yielding positive results with over 9,200 new accounts being opened representing nearly $54 million in deposit balances.

BALANCE SHEET
Citizens' total assets at June 30, 2003 were $7.786 billion, an increase of $21.0 million or 0.27% compared with March 31, 2003 and an increase of $264 million or 3.5% compared with December 31, 2002. Although total assets at June 30, 2003 were virtually unchanged from March 31, 2003 levels, average assets for the second quarter increased $355 million from first quarter 2003 levels. Total average assets increased as Citizens expanded its investment securities portfolio beginning near the end of the first quarter to offset the effects of weak loan demand and the prospect of net interest margin pressure from continued low interest rates. Loans declined $16 million or 0.3% from March 31, 2003 and $146 million or 2.7% compared with December 31, 2002. The decline in loans from year-end 2002 was caused by a decrease in commercial and mortgage loans, partially offset by an increase in consumer loans.

Commercial loans decreased $179 million or 5.4% at June 30, 2003 compared with December 31, 2002 due to lower demand for commercial credit in the still sluggish economy, increased activity in fixed-rate loan refinancing and paydowns and proactive identification and reduction of exposure on credits with the potential to deteriorate. The decline occurred primarily in Citizens' Michigan and Wisconsin markets, and to a lesser extent, the Iowa market. Mortgage loans declined $41 million or 6.6% at June 30, 2003 from year end 2002 due to the continued sale of most new mortgage loan production into the secondary market and record high refinancing activity causing prepayment of existing portfolio loans in the historically low interest rate environment.

Consumer loans increased $74 million or 4.9% at June 30, 2003 compared to December 31, 2002 due to the success of the home equity campaign. Home equity loans increased 13.2% from year-end 2002 (a 26.5% annualized growth rate) and comprised $73 million of the $74 million increase in consumer loans. A $19 million increase in indirect consumer loans at June 30, 2003 compared with year end 2002 was largely offset by an $18 million decrease in other direct (non--home equity) loans.

"Our recent home equity line of credit campaign has been very successful producing account originations at a rate more than two times normal for such loans. Additionally, we plan to conduct one or two more such campaigns over the balance of this year," commented Wayne G. Schaeffer, executive vice president and consumer banking manager.

Total deposits decreased $277 million to $5.660 billion at June 30, 2003 compared with $5.937 billion at December 31, 2002. The decline in deposits occurred largely within time deposits, and to a lesser extent, savings deposits as clients sought higher yielding investment alternatives in the low interest rate environment. In the second quarter of 2003 Citizens began a marketing campaign promoting its "Perfect Fit" checking account products to increase growth in interest bearing and non-interest bearing checking accounts. Initial results have been very favorable with new account openings double the normal rate.

NET INTEREST MARGIN AND NET INTEREST INCOME
Net interest margin declined to 4.17% in the second quarter of 2003 compared to 4.33% in the first quarter of 2003 and 4.45% in the second quarter of 2002. The decrease in net interest margin in the second quarter of 2003 compared to the first quarter is related to Citizens' asset-sensitive interest rate risk position and the continued low interest rate environment. The low level of interest rates is generating increased refinancing of fixed rate commercial loans and high mortgage loan and mortgage-related investment securities prepayments. Origination of new home equity credits at lower ("teaser") interest rates than existing loans in the consumer portfolio has contributed to the decline in net interest margin. The second quarter 2003 net interest margin was also affected by Citizens' strategy to expand the investment portfolio beginning late in the first quarter of 2003. Citizens purchased mortgage backed securities and collateralized mortgage obligations with average lives of three to five years and an average duration of two to four years, resulting in interest spreads up to 250 basis points over funding sources. This increased net interest income yet reduced the net interest margin percentage in the second quarter.

Net interest margin declined to 4.25% from 4.45% for the six months ended June 30, 2003 compared to the same period of the prior year. The decline in net interest margin for the six month period compared to the prior year was due to a four basis point decline in the net interest spread and a 16 basis point decline in the contribution of net noninterest bearing funding sources (noninterest bearing liabilities and shareholders' equity less nonearning assets). Net noninterest bearing funding sources declined in the first half of 2003 compared to the same period of the prior year due to the investment in bank owned life insurance in the third quarter of 2002, a decline in shareholders' equity and the issuance of subordinated debt in the first quarter of 2003.

Net interest income increased $1.4 million to $72.9 million in the second quarter of 2003 compared to $71.5 million in the first quarter of 2003 due to an increase in average earning assets. Average earning assets increased in the second quarter due to the aforementioned expansion of the investment portfolio beginning at the end of the first quarter 2003. Compared to the second quarter of 2002, net interest income declined $2.5 million in the current quarter due to a decrease in the net interest margin partially offset by an increase in earning assets. For the first six months of 2003, net interest income declined $5.9 million due to a .20% decline in net interest margin partially offset by an increase in earning assets.

With the recent decline in short term interest rates in response to the Federal Reserve's action to lower the Federal Funds rate, as well as increased prepayments in the investment portfolio, Citizens expects some continued contraction of net interest margin in future quarters. Net interest income is anticipated to decline in future quarters along with the lower net interest margin.

NONINTEREST INCOME
Noninterest income for the second quarter of 2003 was $24.8 million, a decrease of $5.8 million or 18.8% from the second quarter of 2002. Noninterest income for the six months ended June 30, 2003 was $48.1 million compared to $55.3 million in the first six months of 2002, a decrease of $7.2 million or 13.0%. The decline in both the three and six month periods ended June 30, 2003 reflected lower bankcard fees, trust fees, and brokerage and investment fees. Gains recorded in the second quarter of 2002 of $5.4 million from the sale of our merchant services business and $2.4 million from the sale of securitized mortgages also contributed to the decline. Higher deposit service charges and mortgage banking revenue partially offset the decline. Compared to the first quarter of 2003, noninterest income increased $1.6 million or 6.7% reflecting increases in all major categories including deposit service charges, trust fees, mortgage and other loan income, and brokerage and investment fees.

Service charges on deposit accounts were up $1.0 million for both the three and six-month periods ended June 30, 2003 compared to the same periods in 2002. The increase reflected higher overdraft fee revenue due to the implementation of additional fees, a new overdraft monitoring system and fewer waived fees. "Last year we began an extensive review of the consumer bank business line, assisted by banking industry consultants. The recommendations that have been implemented are resulting in significant increases in fee income from service charges on deposit accounts as well as a reduction in expense for staffing and other costs of operations," Schaeffer remarked.

Bankcard fees declined $1.1 million or 57.8% for the quarter and $3.1 million or 67.0% for the first six months of 2003 compared to the same periods in 2002. The decline in both periods resulted from the sale of the merchant services business in the second quarter of 2002.

Trust fees for the quarter, decreased $0.7 million, or 14.0% compared to the second quarter of 2002 and were down $1.3 million or 13.6% in the first six months of 2003 compared to the same periods in 2002. These fees are based primarily on the market value of assets under administration. Trust fees declined since the second quarter of 2002 principally as a result of the decline in the equity markets. Trust fee revenue, however, grew by $104,000 or 2.5% in the second quarter of 2003 over the first quarter of 2003 due primarily to the recent improvement in the equity markets. Total trust assets under administration were $2.62 billion at June 30, 2003, down $112 million from June 30, 2002, but up $142 million from March 31, 2003.

Brokerage and investment fees declined $0.7 million or 27.3% for the quarter and $1.0 million or 21.4% for the six months ended June 30, 2003 compared to the same periods of 2002. The decline reflects slower retail sales of fixed annuity products.

Mortgage and other loan income increased $2.5 million or 88.3% in the second quarter of 2003 and $3.7 million or 53.2% in the first half of 2003 compared to the same period of 2002 due to higher mortgage banking revenue. The increase in mortgage banking revenue was primarily due to higher gains on the sale of mortgage loans and the related servicing rights. A strong mortgage origination market, spurred by low mortgage interest rates, helped push total mortgage originations to $490 million in the second quarter, compared with $350 million in the first quarter of 2003 and $228 million in the second quarter of 2002.

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The majority of all new mortgage loan origination along with the related servicing was sold in the secondary market.

Other noninterest income was up $1.0 million and $1.3 million for the three and six months periods ended June 30, 2003, respectively compared to the same periods of 2002, principally due to an increase in life insurance income and title insurance fees. Higher life insurance income reflects the purchase of $78 million of separate account bank owned life insurance in the third quarter of 2002. Title insurance fees increased due to higher mortgage origination volume.

Citizens currently expects a decrease in noninterest income for 2003 as compared to 2002 due primarily to sale of the merchant services business in 2002. The gain of $5.4 million recorded in 2002 for this sale, as well as the loss of revenue from the business, is expected to decrease noninterest income by approximately $8.7 million in 2003. Based on the current economic and interest rate environment, the remaining components of noninterest income are anticipated to increase slightly on a collective basis in 2003 over full year 2002 levels.

NONINTEREST EXPENSE
Noninterest expense for the second quarter was $56.4 million compared to $61.5 million for the second quarter of 2002 and $56.6 million for the first quarter of 2003, a decline of $5.1 million or 8.4% from the second quarter of 2002 and $0.2 million or 0.4% from first quarter 2003. For the six months ended June 30, 2003, total noninterest expense decreased $9.8 million or 8.0% to $112.9 million compared to the same period in 2002. The decline in both the three and six month periods reflected decreases in nearly all the major components of noninterest expense partially offset by an increase in professional services.

Salaries and employee benefits decreased $0.4 million or 1.4% for the quarter and $2.5 million or 4.0% for the six months ended June 30, 2003 compared to the same periods of 2002. Salary and benefit costs were down due to the restructuring initiatives announced during the third quarter of 2002, which included branch closures and reduced staff. Citizens had 2,376 full time equivalent employees at June 30, 2003, down from 2,695 at June 30, 2002.

Equipment expenses decreased $1.1 million or 21.9% for the quarter, and $1.8 million or 18.1% for the six month period ended June 30, 2003, compared to the same periods of 2002, as a result of lower depreciation expense and improved pricing from new or renegotiated maintenance contracts.

Advertising and public relations expense decreased $1.2 million or 66.4% for the quarter from the second quarter of 2002 and $1.0 million or 27.5% for the six-month period ended June 30, 2003 compared to the same periods a year ago due to fewer media-intensive marketing campaigns in the second quarter of 2003.

Bankcard expense declined $1.5 million or 94.2% for the quarter and $3.5 million or 95.0% for the six month period ended June 30, 2003 compared to the same periods of 2002 due to the sale of Citizens' merchant services business in the second quarter of 2002.

Professional services increased $0.6 million or 18.0% for the quarter and $1.5 million or 23.9% for the six months ended June 30, 2003, compared to the same periods of 2002 as a result of higher legal costs related to loan collection efforts, recruiting fees, and costs associated with engagement of banking industry consultants assisting in the restructuring and line of business focus.

Other noninterest expense decreased $1.0 million, or 11.8% for the quarter and $2.1 million or 13.0% for the six months ended June 30, 2003 compared to the same periods in 2002 due to declines in telephone, stationery and supplies expense, and other losses primarily as a result of fewer branch locations and staff due to the restructuring and business line reorganization. A payment of $0.5 million in the first quarter of 2002 for partial settlement of an early contract termination fee associated with the sale of the merchant services business also contributed to the decline in 2003.

During 2002, noninterest expense included special and other significant charges of $20.5 million relating to restructuring and other key actions previously reported, which are not expected to recur in 2003. Citizens expects the remaining components of noninterest expense on a collective basis to decrease in 2003 from 2002 levels due to anticipated cost savings from the restructuring announced in September 2002 and other ongoing strategic initiatives.

CREDIT QUALITY
Nonperforming assets totaled $96.6 million or 1.24% of assets, at June 30, 2003, representing an increase of $3.3 million or 3.5% from first quarter 2003 levels. The allowance for loan losses increased to $126.0 million or 2.38% of loans, from $112.4 million or 2.12% of loans at March 31, 2003. Net loans charged off during the quarter totaled $12.0 million or 0.92% of average loans (annualized), compared with $16.1 million in the first quarter of 2003 and $9.4 million in the second quarter of 2002. Nonperforming assets are anticipated to decline slowly from June 30, 2003 levels.

OTHER NEWS
Citizens announced on May 20,2003 agreements with SEI Investments and EnvestnetPMC, Inc., two nationally known providers of asset management and investment technology solutions, and Citizens Bank Wealth Management N.A., the trust bank subsidiary of Citizens Banking Corporation. EnvestnetPMC will provide the bank's wealth management clients with a broader range of mutual fund products. Using their state-of-the-art web-based platform, Citizens will be able to offer its wealth management clients more mutual funds family choices, advanced research capabilities and sophisticated portfolio modeling. Through SEI Investments the bank will offer additional individual securities to its personal, business and institutional wealth management clients. SEI will provide Citizens with advanced financial planning software, state-of-the-art research and sophisticated client profiling tools. Additionally, Citizens will use SEI's automated and centralized trust accounting services, which includes an advanced statement solution and other processing functions.

On June 6, 2003, Citizens consolidated six of its branch offices (five Michigan offices and one Wisconsin office) as part of its ongoing effort to improve the efficiency of the retail delivery network.

During the second quarter of 2003, Citizens repurchased a total of 125,200 shares of its stock at an average price of $24.37. Since the stock repurchase program was announced in October 2001, Citizens has repurchased 2,503,200 shares at an average price of $28.19. As of June 30, 2003, 496,800 shares remain to be purchased under the current program.

CONFERENCE CALL ANNOUNCEMENT
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO and John D. Schwab, chief credit officer, will review the quarter's results in a conference call for investors and analysts beginning at 10:00 AM EDT ON MONDAY, JULY 14, 2003.

To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time:

US/Canada Dial-In Number: (800) 374-2419 International Dial-In Number:
(706) 634-1073 Conference ID: 1457415 Conference Name: "Citizens Banking Corporation 2nd Quarter Earnings" R.S.V.P. is not required. A playback of the conference call will be available after 2:00pm EDT through July 21, 2003, by dialing US/Canada Dial-In Number: (800) 642-1687 or International Dial-In
Number: (706) 645-9291 conference ID: 1457415. Also, the call can be accessed via Citizens' web site at www.CitizensOnline.com through the Investor Relations section by clicking on Presentations or directly at http://www.snl.com/Interactive/IR/presentations.asp?IID=100175. This release and other statistical information referenced on the call will be posted on the web site.

THE ANALYST CONFERENCE CALL PREVIOUSLY SCHEDULED FOR FRIDAY, JULY 18, 2003, HAS BEEN CANCELED AS A RESULT OF THE RESCHEDULED JULY 14, 2003 CALL.


                                       5
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CORPORATE PROFILE
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 182 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, and in suburban Chicago, Illinois.

         CONTACT:   Charles D. Christy
                    Chief Financial Officer
                    (810) 237-4200
                    Charlie.Christy@cbcf-net.com
         CONTACT:   Ryan P. Mathews
                    VP Investor Relations
                    (810) 257-2489
                    Ryan.Mathews@cbcf-net.com
         TRADED:    NASDAQ
         SYMBOL:    CBCF


SAFE HARBOR STATEMENT
Discussions in this release that are not statements of historical fact (including statements in the "Earnings Outlook" and statements that include terms such as "believe", "expect", and "anticipate") are forward-looking statements that involve risks and uncertainties, and the Company's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, adverse changes in the Company's loan and lease portfolios and the resulting credit risk-related losses and expenses, the Company's future lending and collections experience and the potential inadequacy of the Company's loan loss reserves, interest rate fluctuations and other adverse changes in economic or financial market conditions, the potential inability to hedge certain risks economically, adverse changes in competition and pricing environments, the Company's potential failure to maintain or improve loan quality levels and origination volume, the Company's potential inability to continue to attract core deposits, the potential lack of market acceptance of the Company's products and services, adverse changes in the Company's relationship with major customers, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, unanticipated environmental liabilities or costs, the Company's potential inability to integrate acquired operations or complete our restructuring, the effects of terrorist attacks and potential attacks, the Company's success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

                                      ####
                          (Financial highlights follow)


               Visit our Web site at http://www.CitizensOnline.com


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CONSOLIDATED BALANCE SHEETS  (UNAUDITED)
Citizens Banking Corporation and Subsidiaries

                                                        JUNE 30,       December 31,
(in thousands)                                            2003           2002(1)
-----------------------------------------------------------------------------------
ASSETS
      Cash and due from banks                         $   205,709      $   171,864
      Money market investments:
        Federal funds sold                                  4,000           69,000
        Interest-bearing deposits with banks                2,380            2,332
                                                      -----------      -----------
          Total money market investments                    6,380           71,332
      Securities available-for-sale:
          Taxable                                       1,471,776        1,021,668
          Tax-exempt                                      432,309          435,613
                                                      -----------      -----------
            Total securities                            1,904,085        1,457,281
      Mortgage loans held for sale                        136,429          160,743
      Loans                                             5,287,249        5,432,561
          Less: Allowance for loan losses                (125,992)        (109,467)
                                                      -----------      -----------
          Net loans                                     5,161,257        5,323,094
      Premises and equipment                              113,545          117,704
      Goodwill                                             54,785           54,785
      Other intangible assets                              18,413           19,862
      Bank owned life insurance                            79,462           78,434
      Other assets                                        105,859           66,935
                                                      -----------      -----------
          TOTAL ASSETS                                $ 7,785,924      $ 7,522,034
                                                      ===========      ===========
LIABILITIES
      Noninterest-bearing deposits                    $   904,447      $   900,674
      Interest-bearing deposits                         4,755,312        5,036,239
                                                      -----------      -----------
          Total deposits                                5,659,759        5,936,913
      Federal funds purchased and securities sold
        under agreements to repurchase                    437,418          223,289
      Other short-term borrowings                          27,397           79,062
      Other liabilities                                    74,525           32,988
      Long-term debt                                      947,657          599,313
                                                      -----------      -----------
          Total liabilities                             7,146,756        6,871,565
SHAREHOLDERS' EQUITY
      Preferred stock - no par value
      Common  stock - no par value                        101,723          112,253
      Retained earnings                                   499,044          495,570
      Other accumulated comprehensive net income           38,401           42,646
                                                      -----------      -----------
          Total shareholders' equity                      639,168          650,469
                                                      -----------      -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $ 7,785,924      $ 7,522,034
                                                      ===========      ===========

(1) Certain amounts have been reclassified to conform with current year presentation.

CONSOLIDATED STATEMENTS OF INCOME  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES                   Three Months Ended            Six Months Ended
                                                                     June 30,                     June 30,
(in thousands, except per share amounts)                         2003        2002(1)         2003         2002(1)
------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                  $  82,519     $  96,825      $ 167,023     $ 196,988
  Interest and dividends on investment securities:
    Taxable                                                      17,106        14,602         31,540        26,971
    Tax-exempt                                                    5,037         5,335         10,221        10,719
  Money market investments                                           21           231            108           590
                                                              ---------     ---------      ---------     ---------
        Total interest income                                   104,683       116,993        208,892       235,268
                                                              ---------     ---------      ---------     ---------
INTEREST EXPENSE
  Deposits                                                       22,522        32,865         47,559        67,435
  Short-term borrowings                                           1,414           904          2,034         1,869
  Long-term debt                                                  7,827         7,815         14,873        15,596
                                                              ---------     ---------      ---------     ---------
        Total interest expense                                   31,763        41,584         64,466        84,900
                                                              ---------     ---------      ---------     ---------
NET INTEREST INCOME                                              72,920        75,409        144,426       150,368
Provision for loan losses                                        25,650         9,400         44,642        14,650
                                                              ---------     ---------      ---------     ---------
        Net interest income after provision for loan losses      47,270        66,009         99,784       135,718
                                                              ---------     ---------      ---------     ---------
NONINTEREST INCOME
  Service charges on deposit accounts                             7,549         6,515         14,139        13,147
  Trust fees                                                      4,324         5,030          8,544         9,888
  Mortgage and other loan income                                  5,409         2,872         10,563         6,897
  Brokerage and investment fees                                   1,914         2,633          3,682         4,683
  Bankcard fees                                                     814         1,929          1,549         4,687
  Investment securities gains (losses)                               11           (59)            59           (57)
  Gain on sale of merchant business                                 ---         5,400            ---         5,400
  Gain on securitized mortgages                                     ---         2,436            ---         2,436
  Other                                                           4,826         3,859          9,598         8,260
                                                              ---------     ---------      ---------     ---------
        Total noninterest income                                 24,847        30,615         48,134        55,341
                                                              ---------     ---------      ---------     ---------
NONINTEREST EXPENSE
  Salaries and employee benefits                                 31,400        31,844         61,512        64,044
  Equipment                                                       3,869         4,956          8,038         9,814
  Occupancy                                                       4,314         4,584          9,009         9,199
  Professional services                                           3,959         3,354          7,667         6,189
  Data processing services                                        3,058         3,250          6,374         6,375
  Postage and delivery                                            1,683         1,757          3,361         3,515
  Advertising and public relations                                  623         1,856          2,672         3,687
  Bankcard expense                                                   91         1,571            182         3,653
  Other                                                           7,364         8,349         14,127        16,236
                                                              ---------     ---------      ---------     ---------
        Total noninterest expense                                56,361        61,521        112,942       122,712
                                                              ---------     ---------      ---------     ---------
INCOME BEFORE INCOME TAXES                                       15,756        35,103         34,976        68,347
Income tax provision                                              2,542         9,764          6,704        18,905
                                                              ---------     ---------      ---------     ---------
NET INCOME                                                    $  13,214     $  25,339      $  28,272     $  49,442
                                                              =========     =========      =========     =========
NET INCOME PER SHARE:
  Basic                                                       $    0.30     $    0.57      $    0.65     $    1.10
  Diluted                                                          0.30          0.56           0.65          1.09
AVERAGE SHARES OUTSTANDING:
  Basic                                                          43,248        44,789         43,376        44,925
  Diluted                                                        43,478        45,282         43,612        45,462

(1) Certain amounts have been reclassified to conform with current year presentation.

SELECTED QUARTERLY INFORMATION
Citizens Banking Corporation and Subsidiaries
                                                        2ND QTR 2003    1ST QTR 2003   4TH QTR 2002   3RD QTR 2002   2ND QTR 2002
-----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations (thousands)
Interest income (1)                                       $ 104,683      $ 104,209       $ 112,558      $ 115,558      $ 116,993
Interest expense                                             31,763         32,703          36,326         40,376         41,584
Net interest income                                          72,920         71,506          76,232         75,182         75,409
Provision for loan losses                                    25,650         18,992          16,300         89,250          9,400
Net interest income (loss) after provision
  for loan losses                                            47,270         52,514          59,932        (14,068)        66,009
Noninterest income (1) (2)                                   24,847         23,287          26,701         19,734         30,615
Noninterest expense (1)                                      56,361         56,581          57,126         79,545         61,521
Income tax provision (benefit)                                2,542          4,162           7,982        (27,950)         9,764
Net income (loss)                                            13,214         15,058          21,525        (45,929)        25,339

-----------------------------------------------------------------------------------------------------------------------------------
AT PERIOD END (MILLIONS)
Total assets                                                $ 7,786      $   7,765       $   7,522      $   7,614      $   7,547
Total earning assets                                          7,334          7,285           7,122          7,149          7,160
Total loans                                                   5,287          5,303           5,433          5,524          5,567
Total deposits                                                5,660          5,812           5,937          5,904          5,866
Total shareholders' equity                                      639            640             650            668            715

-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES (MILLIONS)
Total assets                                                $ 7,809      $   7,454       $   7,564      $   7,616      $   7,533
Total earning assets                                          7,387          7,043           7,141          7,194          7,150
Total loans                                                   5,253          5,343           5,470          5,577          5,536
Total deposits                                                5,723          5,853           5,922          5,951          5,900
Total shareholders' equity                                      639            643             654            711            702
Shareholders' equity / assets                                  8.18 %         8.63 %          8.65 %         9.34 %         9.32 %

-----------------------------------------------------------------------------------------------------------------------------------
CREDIT QUALITY STATISTICS (THOUSANDS)
Nonaccrual loans                                           $ 87,928      $  84,107       $  86,717      $  98,732      $  77,624
Loans 90 or more days past due and still accruing               607            990             860          1,260          1,207
Restructured loans                                              ---            ---             ---            ---            336
                                                          ---------      ---------       ---------      ---------      ---------
      Total nonperforming loans                              88,535         85,097          87,577         99,992         79,167
Other repossessed assets acquired (ORAA)                      8,044          8,226           8,094          8,025          8,621
                                                          ---------      ---------       ---------      ---------      ---------
      Total nonperforming assets                          $  96,579      $  93,323       $  95,671      $ 108,017      $  87,788
                                                          =========      =========       =========      =========      =========

Allowance for loan losses                                 $ 125,992      $ 112,385       $ 109,467      $ 104,158      $  80,447
Allowance for loan losses ratio                                2.38 %         2.12 %          2.02 %         1.89 %         1.45 %
Allowance for loan losses as a percent of
  nonperforming assets                                       130.45         120.43          114.42          96.43          91.64
Allowance for loan losses as a percent of
  nonperforming loans                                        142.31         132.07          125.00         104.17         101.62
Nonperforming assets as a percent of loans plus ORAA           1.82           1.76            1.76           1.95           1.57
Nonperforming assets as a percent of total assets              1.24           1.20            1.27           1.42           1.16
Net loans charged off as a percent of average
  loans (annualized)                                           0.92           1.20            0.80           4.70           0.68
Net loans charged off (000)                               $  12,043      $  16,074       $  10,991      $  65,539      $   9,378

-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net Income (loss):
      Basic                                               $    0.30      $    0.35       $    0.49      $   (1.03)     $    0.57
      Diluted                                                  0.30           0.34            0.48          (1.03)          0.56
Dividends                                                     0.285          0.285           0.285          0.285          0.285
Market Value:
      High                                                $   28.17      $   26.05       $   26.46      $   29.43      $   33.88
      Low                                                     21.72          23.58           21.25          23.35          27.82
      Close                                                   27.01          23.62           24.78          24.17          28.98
Book value                                                    14.77          14.79           14.88          14.97          16.02
Shares outstanding, end of period (000)                      43,260         43,299          43,702         44,631         44,624

-----------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (ANNUALIZED)
Net interest margin (FTE)                                      4.17 %         4.33 %          4.49 %         4.40 %         4.45 %
Return on average assets                                       0.68           0.82            1.13          (2.39)          1.35
Return on average shareholders' equity                         8.29           9.50           13.06         (25.63)         14.48
Efficiency ratio (3)                                          55.96          57.71           54.00          58.64          60.40
-----------------------------------------------------------------------------------------------------------------------------------

(1) Third quarter amounts for 2002 include other charges of $701,000 in interest income, $1,587,000 in noninterest income, $7,068,000 in noninterest expense and a special charge of $13,807,000 in noninterest expense.
(2) Second quarter 2002 includes net investment securities gains of $2,377,000 and gain on sale of merchant business of $5,400,000 in noninterest income.
(3)  Excludes nonrecurring gains, special and other charges.

FINANCIAL SUMMARY AND COMPARISON                      FOR THE SIX MONTHS ENDED
CITIZENS BANKING CORPORATION AND SUBSIDIARIES                  JUNE 30,
                                                          2003         2002     % CHANGE
-------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income                                         $208,892     $235,268     (11.2)%
Interest expense                                          64,466       84,900     (24.1)
Net interest income                                      144,426      150,368      (4.0)
Provision for loan losses                                 44,642       14,650     204.7
Net interest income after provision for loan losses       99,784      135,718     (26.5)
Noninterest income (1)                                    48,134       55,341     (13.0)
Noninterest expense                                      112,942      122,712      (8.0)
Income tax provision                                       6,704       18,905     (64.5)
Net income                                                28,272       49,442     (42.8)

-------------------------------------------------------------------------------------------
AT PERIOD END (MILLIONS)
Total assets                                            $  7,786     $  7,547       3.2 %
Total earning assets                                       7,334        7,160       2.4
Total loans                                                5,287        5,567      (5.0)
Total deposits                                             5,660        5,866      (3.5)
Total shareholders' equity                                   639          715     (10.6)

-------------------------------------------------------------------------------------------
AVERAGE BALANCES (MILLIONS)
Total assets                                            $  7,633     $  7,549       1.1 %
Total earning assets                                       7,216        7,154       0.9
Total loans                                                5,297        5,579      (5.1)
Total deposits                                             5,788        5,912      (2.1)
Total shareholders' equity                                   641          701      (8.6)
Shareholders' equity / assets                               8.40 %       9.29 %    (9.6)


-------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net Income:
      Basic                                             $   0.65     $   1.10     (40.9)%
      Diluted                                               0.65         1.09     (40.4)
Dividends                                                  0.570        0.560       1.8

Market Value:
      High                                              $  28.17     $  33.88     (16.9)
      Low                                                  21.72        27.82     (21.9)
      Close                                                27.01        28.98      (6.8)
Book value                                                 14.77        16.02      (7.8)
Tangible book value                                        13.08        14.24      (8.1)
Shares outstanding, end of period (000)                   43,260       44,624      (3.1)

-------------------------------------------------------------------------------------------
PERFORMANCE RATIOS  (ANNUALIZED)
Net interest margin (FTE) (2)                               4.25 %       4.45 %    (4.5)%
Return on average assets                                    0.75         1.32     (43.2)
Return on average shareholders' equity                      8.89        14.22     (37.5)
Net loans charged off as a percent of average loans         1.06         0.52     103.8

(1) Amounts for 2002 include net investment securities gains of $2,379,000 and gain on sale of merchant business of $5,400,000 in noninterest income.
(2) Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $6,829,000 and $7,253,000 for the six months ended June 30, 2003 and 2002, respectively, based on a tax rate of 35%.

NONINTEREST INCOME AND NONINTEREST EXPENSE (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                              Quarter Ended
                                                   ------------------------------------------------------------------
                                                    June 30        Mar 31        Dec 31        Sept 30       Jun 30
(in thousands)                                       2003           2003          2002          2002          2002
---------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Service charges on deposit accounts                 $  7,549      $  6,590      $  6,689      $  6,620      $  6,515
Trust fees                                             4,324         4,220         4,696         4,372         5,030
Mortgage and other loan income                         5,409         5,154         7,020         2,928         2,872
Brokerage and investment fees                          1,914         1,768         2,482         2,337         2,633
Bankcard fees                                            814           735           783           672         1,929
Other                                                  4,826         4,772         5,019         4,347         3,859
                                                    --------      --------      --------      --------      --------
     Total fees and other income                      24,836        23,239        26,689        21,276        22,838
Investment securities gains (losses)                      11            48            12            45           (59)
                                                    --------      --------      --------      --------      --------
     Total before significant gains and charges       24,847        23,287        26,701        21,321        22,779
                                                    --------      --------      --------      --------      --------
Significant gains (charges):
  Sale of merchant business                              ---           ---           ---           ---         5,400
  Gains on sale of securitized mortgages                 ---           ---           ---           ---         2,436
  Writedown of equity investment                         ---           ---           ---          (662)          ---
  Cash surrender value adjustment                        ---           ---           ---          (650)          ---
  Other charges                                          ---           ---           ---          (275)          ---
                                                    --------      --------      --------      --------      --------
     Total significant items                             ---           ---           ---        (1,587)        7,836
                                                    --------      --------      --------      --------      --------
TOTAL NONINTEREST INCOME                            $ 24,847      $ 23,287      $ 26,701      $ 19,734      $ 30,615
                                                    ========      ========      ========      ========      ========

NONINTEREST EXPENSE:
Salaries and employee benefits                      $ 31,400      $ 30,112      $ 30,585      $ 32,218      $ 31,844
Equipment                                              3,869         4,169         4,888         4,761         4,956
Occupancy                                              4,314         4,695         4,349         4,307         4,584
Professional services                                  3,959         3,708         5,077         3,524         3,354
Data processing services                               3,058         3,316         3,200         3,066         3,250
Postage and delivery                                   1,683         1,678         1,745         1,860         1,757
Advertising and public relations                         623         2,049          (423)        1,848         1,856
Bankcard expense                                          91            91            92           134         1,571
Other                                                  7,585         6,863         8,018         6,883         8,349
                                                    --------      --------      --------      --------      --------
     Total before significant charges                 56,582        56,681        57,531        58,601        61,521
                                                    --------      --------      --------      --------      --------
Significant charges:
  Special charge                                        (221)         (100)         (405)       13,807           ---
  Prepayment penalty on FHLB advances                    ---           ---           ---         3,300           ---
  Contribution to charitable trust                       ---           ---           ---         2,000           ---
  O.R.E. valuation adjustment                            ---           ---           ---           979           ---
  Additional equipment depreciation                      ---           ---           ---           406           ---
  Other charges                                          ---           ---           ---           452           ---
                                                    --------      --------      --------      --------      --------
     Total significant items                            (221)         (100)         (405)       20,944           ---
                                                    --------      --------      --------      --------      --------
TOTAL NONINTEREST EXPENSE                           $ 56,361      $ 56,581      $ 57,126      $ 79,545      $ 61,521
                                                    ========      ========      ========      ========      ========

AVERAGE BALANCES, YIELDS AND RATES

                                                                                  THREE MONTHS ENDED
                                                       -----------------------------------------------------------------------------
                                                        06/30/03                    03/31/03                 06/30/02
                                                       -----------------------------------------------------------------------------
                                                         AVERAGE      AVERAGE        AVERAGE     AVERAGE    AVERAGE     AVERAGE
(in thousands)                                           BALANCE      RATE (1)       BALANCE     RATE (1)   BALANCE     RATE (1)
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
  Money market investments                            $      7,715      0.61 %    $     31,069    1.13 %  $    54,620    1.69 %
  Investment securities(2):
    Taxable                                              1,484,937      4.61         1,061,281    5.44      1,001,223    5.83
    Tax-exempt                                             396,288      7.83           405,524    7.87        418,178    7.85
  Mortgage loans held for sale                             183,545      5.70           138,275    5.85         99,097    7.52
  Loans:
    Commercial                                           3,169,230      5.74         3,256,707    5.84      3,348,395    6.39
    Real estate                                            548,778      6.19           587,692    6.34        702,178    7.23
    Direct consumer                                        890,033      6.59           857,422    6.92        830,479    7.84
    Indirect consumer                                      644,677      7.49           640,807    7.80        654,580    8.24
                                                      ------------                ------------            -----------
      Total earning assets                               7,325,203      5.91         6,978,777    6.23      7,108,750    6.80

NONEARNING ASSETS
  Cash and due from banks                                  163,210                     171,491                172,645
  Investment security fair value adjustment                 62,182                      64,090                 41,128
  Other nonearning assets                                  376,946                     354,558                290,302
  Allowance for loan losses                               (118,463)                   (114,692)               (80,246)
                                                      ------------                ------------            -----------
      Total assets                                    $  7,809,078                $  7,454,224            $ 7,532,579
                                                      ============                ============            ===========

INTEREST-BEARING LIABILITIES
  Deposits:
    Interest-bearing demand                           $  1,289,092      0.96      $  1,314,615    1.14    $ 1,115,440    1.63
    Savings deposits                                     1,355,646      0.79         1,369,434    0.86      1,350,890    1.17
    Time deposits                                        2,209,352      3.05         2,316,693    3.22      2,581,794    3.79
  Short-term borrowings                                    476,878      1.19           214,786    1.17        213,653    1.69
  Long-term debt                                           877,184      3.58           690,122    4.13        629,671    4.98
                                                      ------------                ------------            -----------
      Total interest-bearing liabilities                 6,208,152      2.05         5,905,650    2.24      5,891,448    2.83

NONINTEREST-BEARING LIABILITIES AND SHAREHOLDERS'
 EQUITY
  Noninterest-bearing demand                               869,347                     851,929                851,867
  Other liabilities                                         92,470                      53,284                 87,341
  Shareholders' equity                                     639,109                     643,361                701,923
                                                      ------------                ------------            -----------
      Total liabilities and shareholders' equity      $  7,809,078                $  7,454,224            $ 7,532,579
                                                      ============                ============            ===========

INTEREST SPREAD                                                         3.86 %                    3.99 %                 3.97 %

Contribution of noninterest bearing sources of funds                    0.31                      0.34                   0.48
                                                                        ----                      ----                   ----
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                      4.17 %                    4.33 %                 4.45 %


                                                                                      SIX MONTHS ENDED
                                                                   ----------------------------------------------------
                                                                   06/30/03                     06/30/02
                                                                   ----------------------------------------------------
                                                                    AVERAGE      AVERAGE          AVERAGE     AVERAGE
(in thousands)                                                      BALANCE      RATE (1)         BALANCE     RATE (1)
-----------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
  Money market investments                                         $   19,327      1.02 %       $   70,263      1.68 %
  Investment securities(2):
    Taxable                                                         1,274,279      4.95            922,378      5.85
    Tax-exempt                                                        400,880      7.85            418,899      7.87
  Mortgage loans held for sale                                        161,035      5.76            123,007      7.44
  Loans:
    Commercial                                                      3,212,727      5.79          3,344,717      6.47
    Real estate                                                       568,128      6.27            754,483      7.15
    Direct consumer                                                   873,819      6.75            823,849      7.99
    Indirect consumer                                                 642,753      7.64            655,852      8.29
                                                                   ----------                   ----------
      Total earning assets                                          7,152,948      6.07          7,113,448      6.86

NONEARNING ASSETS
  Cash and due from banks                                             167,327                      179,963
  Investment security fair value adjustment                            63,131                       40,072
  Other nonearning assets                                             365,813                      295,659
  Allowance for loan losses                                          (116,588)                     (80,588)
                                                                   ----------                   ----------
      Total assets                                                 $7,632,631                   $7,548,554
                                                                   ===========                  ==========

INTEREST-BEARING LIABILITIES
  Deposits:
    Interest-bearing demand                                        $1,301,783      1.05         $1,092,268      1.60
    Savings deposits                                                1,362,502      0.82          1,359,772      1.18
    Time deposits                                                   2,262,726      3.14          2,606,745      3.93
  Short-term borrowings                                               346,556      1.18            222,798      1.69
  Long-term debt                                                      784,170      3.82            629,039      5.00
                                                                   ----------                   ----------
      Total interest-bearing liabilities                            6,057,737      2.15          5,910,622      2.90

NONINTEREST-BEARING LIABILITIES AND SHAREHOLDERS' EQUITY
  Noninterest-bearing demand                                          860,686                      852,980
  Other liabilities                                                    72,985                       83,687
  Shareholders' equity                                                641,223                      701,265
                                                                   ----------                   ----------
    Total liabilities and shareholders' equity                     $7,632,631                   $7,548,554
                                                                   ===========                  ==========

INTEREST SPREAD                                                                    3.92 %                       3.96 %
Contribution of noninterest bearing sources of funds                               0.33                         0.49
                                                                                   ----                         ----
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                                 4.25 %                       4.45 %

(1) Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

NONPERFORMING ASSETS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                                           Quarter Ended
                                                                --------------------------------------------------------------------
                                                                    June 30       Mar 31        Dec 31        Sept 30       Jun 30
(in thousands)                                                       2003          2003          2002          2002          2002
------------------------------------------------------------------------------------------------------------------------------------
Commercial(1)
     Commercial                                                    $  52,760    $  49,275        50,231        48,374       34,541
     Commercial real estate                                           19,568       20,433        19,301        28,488       20,722
     Small business                                                    1,466        1,459           813           588        1,392
                                                                   ---------    ---------     ---------     ---------    ---------
       Total commercial                                               73,794       71,167        70,345        77,450       56,655
Consumer:
     Direct                                                            3,208        3,416         3,704         3,512        3,726
     Indirect                                                          1,094        1,646         1,803         1,657        1,581
Mortgage                                                               9,832        7,878        10,865        16,113       15,662
Loans 90 days or more past due and still accruing                        607          990           860         1,260        1,207
Restructured loans                                                       ---          ---           ---           ---          336
                                                                   ---------    ---------     ---------     ---------    ---------
     Total Nonperforming Loans                                        88,535       85,097        87,577        99,992       79,167
Other Repossessed Assets Acquired                                      8,044        8,226         8,094         8,025        8,621
                                                                   ---------    ---------     ---------     ---------    ---------
     Total Nonperforming Assets                                    $  96,579    $  93,323     $  95,671     $ 108,017    $  87,788
                                                                   =========    =========     =========     =========    =========


  (1)Changes in commercial nonperforming assets for the
        quarter (in millions):
                                                        Inflows    $    36.3    $    22.7     $    27.6     $    51.1    $    20.3
                                                       Outflows        (33.7)       (21.9)        (34.7)        (30.3)       (10.6)
                                                                   ---------    ---------     ---------     ---------    ---------
                                                     Net change    $     2.6    $     0.8     $    (7.1)    $    20.8    $     9.7
                                                                   =========    =========     =========     =========    =========


SUMMARY OF LOAN LOSS EXPERIENCE
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                                          Quarter Ended
                                                              ----------------------------------------------------------------------
                                                                 June 30       Mar 31         Dec 31         Sept 30       Jun 30
(in thousands)                                                    2003          2003           2002           2002          2002
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses - beginning of period                 $112,385       $109,467       $104,158       $ 80,447     $ 80,425
Provision for loan losses                                         25,650         18,992         16,300         89,250        9,400
Charge-offs:
     Commercial                                                    7,577         14,133         10,058         56,042        7,046
     Commercial real estate                                        4,321            955            159          5,452          ---
     Small business                                                  273            264            159          1,596          106
                                                                --------       --------       --------       --------     --------
     Total commercial                                             12,171         15,352         10,376         63,090        7,152
     Real estate mortgage                                             76            625          1,745            229          ---
     Consumer - Direct                                             1,790          1,748          1,474          2,478        1,911
     Consumer - Indirect                                           2,152          2,511          2,582          2,035        1,900
                                                                --------       --------       --------       --------     --------
     Total charge-offs                                            16,189         20,236         16,177         67,832       10,963
                                                                --------       --------       --------       --------     --------

Recoveries:
     Commercial                                                    2,115          2,032          3,862          1,004          390
     Commercial real estate                                          623            465             45             11          ---
     Small business                                                   93            362             86             50           14
                                                                --------       --------       --------       --------     --------
     Total commercial                                              2,831          2,859          3,993          1,065          404
     Real estate mortgage                                              8              1            ---             11          ---
     Consumer - Direct                                               479            439            400            463          434
     Consumer - Indirect                                             828            863            793            754          747
                                                                --------       --------       --------       --------     --------
     Total recoveries                                              4,146          4,162          5,186          2,293        1,585
                                                                --------       --------       --------       --------     --------

Net charge-offs                                                   12,043         16,074         10,991         65,539        9,378
                                                                --------       --------       --------       --------     --------

Allowance for loan losses - end of period                       $125,992       $112,385       $109,467       $104,158     $ 80,447
                                                                ========       ========       ========       ========     ========

                                  For the Quarter Ended 06/30/03                         For the Six Months Ended 06/30/03
                     --------------------------------------------------------  -----------------------------------------------------
                                             Consumer - Consumer -                                    Consumer -  Consumer -
                     Commercial Real estate   Direct    Indirect     Total     Commercial Real estate  Direct     Indirect    Total
                     --------------------------------------------------------  -----------------------------------------------------
Charge-offs:
   Michigan          $ 6,671    $    11      $ 1,160     $ 2,152     $ 9,994    $20,142     $   744    $ 2,275     $ 4,663   $27,824
   Wisconsin           4,875         65          527         ---       5,467      6,338        (129)     1,044         ---     7,253
   Iowa                  229        ---           89         ---         318        647          86        183         ---       916
   Illinois              396        ---           14         ---         410        396         ---         36         ---       432
                     -------    -------      -------     -------     -------    -------     -------    -------     -------   -------
   Total charge-offs  12,171         76        1,790       2,152      16,189     27,523         701      3,538       4,663    36,425
                     -------    -------      -------     -------     -------    -------     -------    -------     -------   -------

Recoveries:
   Michigan            1,910        ---          321         821       3,052      3,410         ---        646       1,680     5,736
   Wisconsin             813        ---          107         ---         920      2,021           1        206         ---     2,228
   Iowa                   40          8           33         ---          81         51           8         40         ---        99
   Illinois               68        ---           18           7          93        208         ---         26          11       245
                     -------    -------      -------     -------     -------    -------     -------    -------     -------   -------
   Total recoveries    2,831          8          479         828       4,146      5,690           9        918       1,691     8,308
                     -------    -------      -------     -------     -------    -------     -------    -------     -------   -------

Net charge-offs      $ 9,340    $    68      $ 1,311     $ 1,324     $12,043    $21,833     $   692    $ 2,620     $ 2,972   $28,117
                     =======    =======      =======     =======     =======    =======     =======    =======     =======   =======